EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

dated August 21, 2009

between

OHR PHARMACEUTICAL, INC.

and

GENAERA LIQUIDATING TRUST

ASSET PURCHASE AGREEMENT

Table of Contents
                                                                                                                                          Page

ARTICLE I CERTAIN DEFINITIONS; CONSTRUCTION 2

1.1	Certain Definitions.	2

ARTICLE II PURCHASE AND SALE OF ASSETS 6

2.1	Purchase and Sale of Assets 6

2.2	Excluded Assets 6

2.3	Retained Liabilities 7

2.4	Purchase Price 7

2.5	Third Party Consents 7

2.6	Certain Rights of Seller 8

ARTICLE III THE CLOSING 8

3.1	Closing 8

3.2	Delivery of Items by the Seller	8

3.3	Delivery of Items by the Purchaser	9

3.4	As Is, Where Is	9

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLER 9

4.1	Organization, Qualification and Power	9

4.2	Trust Documents	9

4.3	Authorization	9

4.4	Noncontravention; Governmental Approvals.	10

4.5	Brokers’ Fees	10

4.6	Litigation	10

4.7	Intellectual Property	10

4.8	Tangible Personal Property; the Assets	11

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER 11

5.1	Organization	11

5.2	Authorization	11

5.3	Noncontravention; Governmental Approvals.	11

5.4	Brokers’ Fees	12

ARTICLE VI COVENANTS 12

6.1	Notices and Consents	12

6.2	Full Access	12

6.3	Tax Matters.	12

6.4	Confidentiality	13

6.5	Further Assurances	13

ARTICLE VII INDEMNIFICATION 14

7.1	Indemnification Obligations.	14

7.2	Method of Asserting Claims	14

7.3	Further Items Relating to Indemnification	15

ARTICLE VIII MISCELLANEOUS 15

8.1	Survival	15

8.2	Press Releases and Public Announcement	15

8.3	No Third-Party Beneficiaries	16

8.4	Entire Agreement	16

8.5	Succession and Assignment	16

8.6	Drafting	16

8.7	Notices	16

8.8	Governing Law	17

8.9	CONSENT TO JURISDICTION AND SERVICE OF PROCESS	17

8.10	WAIVER OF JURY TRIAL	18

8.11	Amendments and Waivers	18

8.12	Severability	18

8.13	Expenses	18

8.14	Exhibits and Schedules	18

8.15	Specific Performance	19

8.16	No Successor Liability	19

8.17	Headings	19

8.18	Counterparts	19

  i & ii

EXHIBITS

Exhibit A                                           Form of Bill of Sale and General Assignment

Exhibit B                                           Form of Patent Assignment

Exhibit C                                           Form of Trademark Assignment

Schedule 2.1(a)                                Intellectual Property relating to Squalamine and all related analog compounds and Trudosquemine and all related analog compounds

Schedule 2.1(b)                                Seller’s tangible assets relating to Squalamine and all related analog compounds and Trudosquemine and all related analog compounds

Schedule 4.6                                     Description of Squalamine Royalties

  iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT is dated August 21, 2009 (this “Agreement”) between  OHR PHARMACEUTICAL, INC., a Delaware corporation (formerly known as BBM Holdings, Inc.) located at 1245 Brickyard Road, #590, Salt Lake City, Utah 84106 (the “Purchaser”), and GENAERA LIQUIDATING TRUST, a Delaware trust located at Argyce LLC, Trustee for the Genaera Liquidating Trust, 610 Second Street Pike, Southampton, PA 18966 (the “Seller”)

PREAMBLE

WHEREAS, the Seller is a liquidating trust formed pursuant to the Delaware General Corporation Law (the “DGCL”) to dispose of all of the assets of Genaera Corporation, a Delaware corporation dissolved pursuant to Section 274 of the DGCL ( the  “Predecessor”), a biopharmaceutical company formed to develop medicines to address substantial unmet medical needs in major pharmaceutical markets (the “Business”) and to wind up its affairs, pay or adequately provide for the payment of all of its liabilities and distribute to or for the benefit of its stockholders all of the Predecessor’s assets, including interests in any liquidating trust established in connection with the complete liquidation of the Predecessor;

WHEREAS, the parties executed a Term Sheet dated July 8, 2009, pursuant to which Purchaser has been provided access to information available from Seller and third parties holding Assets on behalf of Seller as well as personnel formerly employed by Predecessor and the parties now desire to close the transaction contemplated in the Term Sheet on the terms and conditions set forth herein;

WHEREAS, Section 7.2(c) of the Liquidating Trust Agreement provides: “As far as reasonably practicable, the Trustee shall cause any written instrument creating an obligation of the Trust Assets to include a reference to [the Liquidating Trust] Agreement and to provide that neither the Beneficiaries, the Trustee nor its agents shall be liable thereunder, and that the other parties to such instrument shall look solely to the Trust Assets for the payment of any claim [under such instrument] or the performance thereof; provided that the omission of such provision from any such instrument shall not render the Beneficiaries, the Trustee or its agents liable, nor shall the Trustee be liable to anyone for such omission.”;

WHEREAS, the Purchaser paid $50,000 (the “Downpayment”) to Seller on July 8, 2009; and
WHEREAS, the Purchaser desires to purchase from the Seller and the Seller desires to sell to the Purchaser certain of the assets, and underlying intellectual property in connection with the Business, which assets are further described herein.

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

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ARTICLE I

CERTAIN DEFINITIONS; CONSTRUCTION

1.1   Certain Definitions.

(a) The following terms, when used in this Agreement, shall have the respective meanings ascribed to them below:

“Action” means any litigation, claim, action, suit, inquiry, hearing, investigation or other proceeding.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person.  For purposes of this definition, “Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or credit arrangement or otherwise.  Without limitation on the foregoing, Genaera Corporation shall be deemed an Affiliate of the Seller.

“Agreement” has the meaning set forth in the preamble hereto.

“Ancillary Agreements” means, collectively, the Bill of Sale and General Assignment, the Trademark Assignment and the Patent Assignment.

“Assets” has the meaning set forth in Section 2.1.

“Bills of Sale” has the meaning set forth in Section 3.2(c).

“Business” has the meaning set forth in the preamble hereto.

“Business Day” means any day other than Saturday, Sunday or any day on which banks in New York, New York are required or authorized to be closed.

“China License Rights” - shall mean (i) such of the Assets as include the right to manufacture, compound, deliver, license, use, sell or otherwise deal in Squalamine and related analog compounds and Trodusquemine and related analog compounds, and precursors of any of the foregoing, solely within China (and not for export from China or import into China) and (ii) the right of Seller to approve or disapprove of any transaction involving or affecting any of such Assets.

“Claim Notice” means written notification pursuant to Section 7.2(a) of a Third-Party Claim as to which indemnity pursuant to Section 7.1 is sought by an Indemnified Party.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“DGCL” has the meaning set forth in the preamble hereto.

 “Excluded Assets” has the meaning set forth in Section 2.2.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied throughout the specified period and all prior comparable periods.

“Governmental Entity” means any government or political subdivision thereof, whether foreign or domestic, federal, state, provincial, county, local, municipal or regional, or any other governmental entity, any agency, authority, department, division or instrumentality of any such government, political subdivision or other governmental entity, any court, arbitral tribunal or arbitrator, and any nongovernmental regulating body to the extent that the rules, regulations or orders of such body have the force of Law.

“Indemnified Party” means any Person claiming indemnification under any provision of Article VII.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article VII.

“Intellectual Property” means such of the Assets as includes:  all (i) discoveries and inventions (whether patentable or unpatentable and whether or not reduced to practice), patents, patent applications (either filed or in preparation for filing) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof, all rights therein provided by international treaties or conventions, and all improvements thereto, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, and other source identifiers (whether or not registered) including all common law rights, and registrations and applications for registration (either filed or in preparation for filing) thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (iii) copyrightable works, copyrights (whether or not registered) and registrations and applications for registration thereof (either filed or in preparation for filing), all rights therein provided by international treaties or conventions, and all extensions and renewals of any of the foregoing, (iv) confidential and proprietary information, trade secrets, know-how (whether patentable or unpatentable and whether or not reduced to practice), processes and techniques, and research and development information, ideas, technical data, designs, drawings and specifications and associated goodwill, remedies against infringements thereof and rights of protection of an interest therein under the Laws of all applicable jurisdictions, and (viii) copies and tangible embodiments of any item described in the foregoing.

“Knowledge”, “Known” and words of similar import mean the actual knowledge of the Trustee.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any domestic or foreign state, county, city or other political subdivision or of any Governmental Entity.

“Liability” means all indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, contingent, fixed or otherwise, and whether due or to become due.

“Lien” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, whether voluntary or involuntary (including any conditional sale Contract, title retention Contract or Contract committing to grant any of the foregoing).  For the avoidance of doubt, the China License Rights shall not be considered a “Lien” under this Agreement.

“Liquidating Trust Agreement” means the Agreement and Declaration of Trust dated as of June 12, 2009, by and among the Predecessor and Argyce LLC, a Delaware limited liability company, as Trustee.

“Loss” means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including all interest, court costs, fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment or pursuit of rights to indemnification).

“Material Adverse Effect” means any material adverse effect on the condition (financial or otherwise), operations, business, prospects, assets or results of operations of the Business.

 “Order” means any writ, judgment, decree, injunction or similar order of any Governmental Entity (in each case whether preliminary or final).

“Patent Assignment” has the meaning set forth in Section 3.2(d).

 “Person” means any individual, general or limited partnership, limited liability company, corporation, association, joint stock company, trust, estate, joint venture, unincorporated organization, Governmental Entity or any other entity of any kind.

“Predecessor” has the meaning set forth in the preamble hereto.

“Purchase Price” has the meaning set forth in Section 2.4.

“Purchaser” has the meaning set forth in the preamble hereto.

“Recipients” has the meaning set forth in Section 6.4.

“Representatives” means, with respect to any Person, the directors, officers, partners, employees, counsel, accountants and other authorized representatives of such Person.

“Resolution Period” means the period ending thirty days following receipt by an Indemnified Party of a Dispute Notice.

“Retained Liabilities” has the meaning set forth in Section 2.3.

“Seller” has the meaning set forth in the preamble hereto.

“Seller” has the meaning set forth in the preamble hereto.

“Tax Returns” means all returns and reports (including elections, claims, declarations, disclosures, schedules, estimates, computations and information returns) required to be supplied to a Taxing Authority in any jurisdiction relating to Taxes.

“Taxes” means all United States federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever together with all interest, penalties, fines and additions to tax imposed with respect to such amounts and any interest in respect of such penalties and additions to tax.

“Taxing Authority” means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“Third-Party Claim” has the meaning set forth in Section 7.2(a).

“Trademark Assignment” has the meaning set forth in Section 3.2(e).

 “Transfer Taxes” means sales, use, value added, excise, registration, documentary, stamp, transfer, real property transfer, recording, gains, stock transfer and other similar Taxes and fees.

“Trust” has the meaning set forth in the preamble hereto.

“Trustee” means Argyce LLC, a Delaware limited liability company, as trustee of the Trust under the Liquidating Trust Agreement, and any successor trustee thereunder.

(b) Construction.  For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:  (i) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders; (ii) references herein to “Articles,” “Sections,” “subsections” and other subdivisions, and to Exhibits, Schedules, Annexes and other attachments, without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of, and Exhibits, Schedules, Annexes and other attachments to, this Agreement; (iii) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions within a Section or subsection; (iv) the words “herein,” “hereof,” “hereunder,” “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (v) the words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation”; and (vi) all accounting terms used and not expressly defined herein have the respective meanings given to them under GAAP.

(c) Preamble. The Preamble set forth above is part of this Agreement.

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1   Purchase and Sale of Assets.  Upon the terms and conditions set forth in this Agreement, and in consideration of the payment by the Purchaser of the Purchase Price, the Seller shall sell, convey, transfer, assign, grant and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, at the Closing, all right, title and interest in and to the following assets and properties of every kind, nature, character and description (whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto (collectively, the “Assets”), free and clear of all Liens:

(a) the Seller’s Intellectual Property relating to Squalamine and all related analog compounds and Trudosquemine and all related analog compounds including those set forth on Schedule 2.1(a)

(b) the Seller’s tangible assets relating to Squalamine and all related analog compounds and Trudosquemine and all related analog compounds, including those set forth on Schedule 2.1(b);

(c)    the Seller’s records of the development of Squalamine and related analog compounds and Trodusquemine and related analog compounds including lab notebooks, FDA filings and correspondence, research reports, research and clinical data, manufacturing and production records, and patent correspondence.

2.2   Excluded Assets.  Notwithstanding anything in this Agreement to the contrary, all tangible and intangible property not described in Section 2.1 (the “Excluded Assets”) shall be excluded from, and shall not constitute, Assets.  Without limiting the generality of the immediately preceding sentence, the Excluded Assets include the following:

(a) all intellectual property and tangible assets of the Seller relating to the IL-9 development program with Medimmune;

(b) all intellectual property and tangible assets of the Seller relating to the pexiganan development program;

(c) all intellectual property and tangible assets of the Seller relating to the talniflumate (“Lomucin”) development program;

(d)  the inventory of Squalamine previously sold to Georgetown University  as per the Bill of Sale  signed by the Predecssoron June 5, 2009;

(e) cash, commercial paper, certificates of deposit, bank deposits, treasury bills and other cash equivalents;

(f) all insurance policies relating to the operation of the Business;

(g) all of the Seller’s right, title and interest in and to Tax credits and prepaid Taxes;

(h) all assets owned or held by any employee benefit plan;

(i) all receivables;

(j) all real property owned or leased by the Seller;

(k) the organizational books and records of the Seller;

(l) all of the Seller’s right, title and interest in and to this Agreement;

(m) the China License Rights; and

(n) all claims or causes of action, except those directly related to the Assets.

2.3   Retained Liabilities.  The Purchaser assumes no Liabilities relating to the Business, the Assets or the Seller.  All such Liabilities (collectively, the “Retained Liabilities”), are, and shall at all times remain, the Liabilities of the Seller.

2.4   Purchase Price.  The Purchaser shall pay to the Seller the aggregate amount of $200,000 (the “Purchase Price”), of which $50,000 was previously paid as the Downpayment and the balance of $150,000 shall be paid at the Closing by wire transfer of immediately available funds. The Seller and the Purchaser shall each report federal, state, local and other Tax consequences of the purchase and sale contemplated hereby (including the filing of Internal Revenue Service Form 8594).

2.5   Third Party Consents.  To the extent that any of the Assets is not assignable without the consent, waiver or approval of another Person and such consent, waiver or approval has not been obtained before or at the Closing, this Agreement shall not constitute an assignment or an attempted assignment of such Asset by the Seller or an assumption or an attempted assumption of such Asset by the Purchaser.  The Seller shall use its commercially reasonable efforts to obtain such consents, waivers and approvals as soon as practicable following the date hereof and the Purchaser shall cooperate with and assist the Seller to this end; provided, however, that the Seller shall take no action to seek such consent, waiver or approval without prior consultation with or approval by the Purchaser and no party shall be required to pay any sums in connection therewith.  If any such consent, waiver or approval shall not be obtained before or at the Closing, then until such consent, waiver or approval is obtained, the Seller shall cooperate with the Purchaser in any reasonable arrangement designed to provide the Purchaser with the benefits intended to be assigned to the Purchaser with respect to the underlying Asset.

2.6   Certain Rights of Seller.  Seller retains all right, title and interest in and to the China License Rights provided however that Seller shall not license or otherwise transfer China License Rights unless it has first conferred with Purchaser as to the terms and conditions of said license and transfer and obtained Purchaser’s prior written consent. In the event that Seller or Purchaser, or any of their affiliates, receive or become aware of a bona fide offer to purchase or license those Assets subject to the China License Rights, Seller shall consider in good faith terms by which such purchase or license can be consummated. Seller now expects to approve, subject to Purchaser’s right to review and consent or reject, a transaction that provides for payments to Seller in respect of the Assets subject to the China License Rights consisting of (i) a lump sum amount  on the date of the purchase or license transaction of which 40% will be paid to Purchaser; plus (ii) additional lump sum amounts, of which 50% will be payable to Purchaser; plus (iii) royalty payments, not less than 50% of which shall be payable to Purchaser.  The China License Rights shall be transferred to and revert to Purchaser at such time, if any, as Seller as a trust entity ceases to exist and no successor entity exists to receive payments in respect of the China License Rights.

ARTICLE III

THE CLOSING

3.1   Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Hahn & Hessen LLP, 488 Madison Avenue, New York, New York commencing at 10:00 a.m. E.S.T., on the date hereof (the “Closing Date”).

3.2   Delivery of Items by the Seller.  The Seller and the Predecessor shall deliver to the Purchaser at the Closing the items listed below:

(a) a certificate, duly executed by the Trustee, certifying the Liquidating Trust Agreement;

(b) [intentionally omitted];

(c) a Bill of Sale (the “Bills of Sale”), duly executed by the Seller, in the forms attached hereto as Exhibit A;

(d) a Patent Assignment (the “Patent Assignment”), duly executed by the Seller, in the form attached hereto as Exhibit B; and

(e) a Trademark Assignment (the “Trademark Assignment”), duly executed by the Seller, in the form attached hereto as Exhibit C.

3.3   Delivery of Items by the Purchaser.  The Purchaser shall deliver to the Seller at the Closing the items listed below:

(a) the Patent Assignment, duly executed by the Purchaser;

(b) the Trademark Assignment, duly executed by the Purchaser; and

(c) a wire transfer of immediately available funds to an account designated by the Seller on the Closing Date, constituting the payment of the Purchase Price pursuant to Section 2.4.

3.4   As Is, Where Is.  The sale and delivery of the Assets by Seller hereunder is made on an “as is, where is” basis.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser that the statements contained in this Article IV are true and correct as of the date hereof and will be true and correct as of the Closing Date.

4.1   Organization, Qualification and Power.  On June 4, 2009, the Predecessor’s stockholders approved a plan of complete liquidation and dissolution of the Predecessor (the “Plan”) including creation of the Trust pursuant to Section 275 of the DGCL.  Pursuant to the Plan, the Predecessor filed Articles of Dissolution, effective as of June 12, 2009, with the Delaware Secretary of State. The Plan provides, among other things, that the Board will cause the Predecessor to dispose of all of the assets of the Predecessor wind up its affairs, pay or adequately provide for the payment of all of its liabilities and distribute to or for the benefit of its stockholders all of the Predecessor’s assets, including interests in any liquidating trust established in connection with the complete liquidation of the Predecessor. The Trust is a “successor entity,” as defined in Section 280(e) of the DGCL, of the  Predecessor.

4.2   Trust Documents.  The Seller has heretofore furnished to the Purchaser complete and correct copies of the Liquidating Trust Agreement, which constitute its governing instrument.  Such governing instrument is in full force and effect.  The Seller is not in violation of any of the provisions of its governing instrument.

4.3   Authorization.  The Seller has full power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform the Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Seller, and no other action is required on the part of the Seller in connection with the execution, delivery or performance of this Agreement and the Ancillary Agreements.  This Agreement and the Ancillary Agreements to have been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery hereof and thereof by the Purchaser and the enforceability against the Purchaser, constitute the valid and legally binding obligations of the Seller enforceable in accordance with their respective terms.

4.4   Noncontravention; Governmental Approvals.

(a) Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the governing instruments of the Seller, (ii) violate any Law or Order or other restriction of any Governmental Entity to which the Seller or the Assets may be subject or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of any right or obligation under, create in any party the right to accelerate, terminate, modify, cancel or require any notice under or result in the creation of a Lien on any of the Assets under, any contract or permit to which the Seller is a party or by which such Person is bound or to which such Person or any of such Person’s properties or assets is subject.

(b) The execution and delivery by the Seller of this Agreement and the Ancillary Agreements to which the Seller is a party do not, and the performance by the Seller of this Agreement and the Ancillary Agreements to which the Seller is a party and the consummation by the Seller of the transactions contemplated hereby and thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

4.5   Brokers’ Fees.  No agent, broker, finder, investment banker, financial advisor or other Person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement on the basis of any act or statement made or alleged to have been made by the Seller, any of its Affiliates, or any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Seller or any such Affiliate.

4.6   Litigation.  There is no pending or, to the Knowledge of the Seller, threatened Action against or affecting the Business or any of the Assets before any Governmental Entity.  None of the Seller nor any of the Assets is subject to any Order restraining, enjoining or otherwise prohibiting or making illegal any action by the Seller, this Agreement or any of the transactions contemplated hereby.

4.7   Intellectual Property.  The Seller is the sole and exclusive owner of, and has good and marketable title, free and clear of all Liens, to, all right, title and interest in and to the Intellectual Property owned by the Seller, and has a valid right to use all of the Intellectual Property owned by third parties and used or held for use by the Seller in connection with the Business.  Such Intellectual Property is not subject to any outstanding Orders.  Immediately following the Closing, all Intellectual Property constituting part of the Assets will be owned or available for use by the Purchaser on terms and conditions substantially identical to the terms and conditions pertaining to the Seller immediately prior to the Closing.  The Seller has taken reasonable measures to maintain in confidence the trade secrets and confidential information that it owns or uses or holds for use in connection with the Business.  The Seller and Predecessor  make no representation or warranty concerning the merchantibility, adequacy for purposes of conducting the Business, completeness or fitness of the Intellectual Property.

4.8   Tangible Personal Property; the Assets.  Except as set forth on Schedule 4.7, the Seller has good and marketable title to all of the Assets, free and clear of all Liens.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller that the statements contained in this Article V are true and correct as of the date hereof and will be true and correct as of the Closing Date.

5.1   Organization.  The Purchaser is a corporation duly organized, validly existing, and in good standing under the Laws of its jurisdiction of incorporation.  The Purchaser is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so qualified, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Purchaser.  The Purchaser has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  The Purchaser has heretofore delivered to Seller complete and correct copies of its Certificate of Incorporation and bylaws and resolutions authorizing the execution and deliver of and performance under this Agreement, including all amendments thereto, which constitute all of its governing instruments.  Such governing instruments are in full force and effect.  The Purchaser is not in violation of any of the provisions of its governing instruments.

5.2   Authorization.  The Purchaser has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action.  This Agreement and the Ancillary Agreements to which the Purchaser is a party have been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery hereof and thereof by the Seller, constitute the valid and legally binding obligations of the Purchaser enforceable in accordance with their respective terms.

5.3   Noncontravention; Governmental Approvals.

(a) Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or bylaws of the Purchaser or (ii) violate any Law or Order or other restriction of any Governmental Entity to which the Purchaser may be subject.

(b) The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party do not, and the performance by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Purchaser of the transactions contemplated hereby and thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

5.4   Brokers’ Fees.  No agent, broker, finder, investment banker, financial advisor or other Person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement on the basis of any act or statement made by the Purchaser, any of its Affiliates, or any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Purchaser or any such Affiliate.

ARTICLE VI

COVENANTS

6.1   Notices and Consents.  The Seller will (a) give any notices to any Person in connection with the transactions contemplated hereby that the Purchaser reasonably may request, and (b) use its commercially reasonable efforts to obtain all consents to the performance by the Seller of its obligations under this Agreement or to the consummation of the transactions contemplated hereby as are required under any contract to which either Seller is a party to the extent such contract relates to the Business or the Assets.  Each such consent shall:  (i) be in form and substance reasonably satisfactory to the Purchaser; (ii) not be subject to the satisfaction of any condition that has not been satisfied or waived; and (iii) be in full force and effect.

6.2   Full Access.  The Seller will permit the Purchaser, any of its Affiliates and any of their respective Representatives to  have full access at all times, in a manner so as not to interfere unreasonably with the normal business operations of the Seller, to all premises, properties, personnel, books, records, contracts and documents of or pertaining to the Seller. Notwithstanding the foregoing, the delivery of the tangible items included in the Assets and the access to the “premises, properties, personnel, books, records, contracts and documents of or pertaining to the Seller” is necessarily limited by the fact that Seller is a liquidating trust with no physical office, employees or business operations and the delivery of the tangible assets included in the Assets will be made available, as applicable, at the offices of the Trust at 610 Second Street Pike, Southampton, PA 18966 or 5110 Campus Drive, Plymouth Meeting, PA 19462 or at the third party facilities identified to Purchaser prior to the Closing.  Seller will provide written instructions to all third parties holding Assets stating that the Assets in said third party’s possession are to be released to Purchaser in accordance with Purchaser’s instructions and delivered to Purchaser at Purchaser’s expense.  Purchaser will take delivery of all Assets promptly and hold Seller harmless from any expense incurred for storage, handling or shipping incurred after the Closing.  Storage costs prior to Closing shall remain Seller’s liability.

6.3   Tax Matters.

(a) Cooperation.  The Seller shall, and shall cause its Affiliates to, provide the Purchaser with such cooperation, assistance and information as it may reasonably request in respect of Taxes relating to the Assets, the preparation of any Tax Return, including Tax Returns relating to Transfer Taxes, amended Tax Returns or claim for refund in respect of the Assets, or the participation in or conduct of any audit or other examination by any Taxing Authority or judicial or administrative proceeding relating to liability for Taxes relating to the Assets.  Such cooperation and information shall include (i) providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property, which the Seller may possess or control, and (ii) making employees or agents available on a mutually convenient basis to provide explanations of any documents or information provided.  For a period that is equal to the longer of (x) six years and (y) the expiration of all relevant statutes of limitation, but in no event longer than required under the Liquidating Trust Agreement, the Seller shall retain all relevant tax documents, including prior years’ Tax Returns, supporting work schedules and other records or information that may be relevant to such Tax Returns and shall not destroy or otherwise dispose of any such records without the prior written consent of the Purchaser.

(b) Transfer Taxes.  All applicable Transfer Taxes imposed in connection with this Agreement and the transactions contemplated hereby shall be borne equally by the Seller, on the one hand, and the Purchaser, on the other hand.  The Seller and the Purchaser shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes.

(c) Applicable Asset Acquisition.  The Seller acknowledges and agrees that the purchase of the Assets hereunder is an “applicable asset acquisition” within the meaning of section 1060(c) of the Code.

6.4   Confidentiality.  Following the Closing Date, the parties shall, and shall cause their respective Affiliates and their respective officers, partners, employees and advisors (collectively, the “Recipients”) to, keep confidential any information relating to the Assets or the Business, except for any such information that (a) is available to the public on the Closing Date, (b) thereafter becomes available to the public other than as a result of an unauthorized disclosure by the other party  or any of its Recipients (c) is or becomes available to the non-disclosing party or any of its Recipients on a non-confidential basis from a source that to such Person’s knowledge, is not prohibited from disclosing such information to such Person by a legal, contractual or fiduciary obligation to any other Person or Seller is required to disclose under the terms of the Liquidating Trust Agreement.  Should a party or any of its Recipient be required to disclose any such information in response to an Order or as otherwise required by Law or administrative process, such Person shall inform the other party in writing of such request or obligation as soon as possible after the such Person is informed of it and, if possible, before any information is disclosed, so that a protective order or other appropriate remedy may be obtained by the Purchaser.  If such Person is obligated to make such disclosure, it shall only make such disclosure to the extent to which it is so obligated, but not further or otherwise.

6.5   Further Assurances.  At any time and from time to time after the Closing, at the Purchaser’s request and without further consideration, the Seller shall execute and deliver to the Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as the Purchaser may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to the Purchaser, and to confirm the Purchaser’ title to, all of the Assets, and, to the full extent permitted by Law, to put the Purchaser in actual possession and operating control of the Assets and to assist the Purchaser in exercising all rights with respect thereto, and otherwise to cause the Seller to fulfill their obligations under this Agreement and the Ancillary Agreements.

ARTICLE VII

INDEMNIFICATION

7.1   Indemnification Obligations.

(a) Indemnification by the Seller.  Subject to Sections 7.3 and 8.1, following the Closing the Seller shall indemnify, defend and hold harmless the Purchaser and its officers, directors, shareholders, employees, agents and Affiliates against any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any misrepresentation or breach of representation or warranty on the part of the Seller contained in this Agreement, (ii) any non-fulfillment of or failure to perform any covenant or agreement on the part of the Seller contained in this Agreement, and (iii) the Retained Liabilities.

(b) Indemnification by the Purchaser.  Subject to Sections 7.3 and 8.1, following the Closing the Purchaser shall indemnify, defend and hold harmless the Seller and its officers, employees, agents and Affiliates against any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any misrepresentation or breach of representation or warranty on the part of the Purchaser contained in this Agreement, (ii) any non-fulfillment of or failure to perform any covenant or agreement on the part of the Purchaser contained in this Agreement, and (iii) Purchaser’s ownership, use and exploitation of the Assets after the Closing including but not limited to conduct of human and animal trials of drug candidates.

7.2   Method of Asserting Claims.  Claims for indemnification by an Indemnified Party under Section 7.1 will be asserted and resolved as follows:

(a) Third-Party Claims.  In the event that any claim or demand in respect of which an Indemnified Party might seek indemnification under Section 7.1 is asserted against or sought to be collected from such Indemnified Party by a Person other than the Seller or the Purchaser or any of their respective Affiliates (a “Third-Party Claim”), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party. Thereafter, the parties will undertake in good faith to establish procedures to resolve the underlying claim.

(b) Non-Third Party Claims.  In the event any Indemnified Party should have a claim under Section 7.1 against any Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party.  Thereafter, the parties will undertake in good faith to establish procedures to resolve the underlying claim.

7.3   Further Items Relating to Indemnification.  Notwithstanding the foregoing, the right of any Indemnified Party to indemnification under this Article VII shall be subject to the following terms:

(a) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE OBLIGATION OF THE TRUST AND THE TRUSTEE AS TO INDEMNIFICATION AND OTHER CLAIMS IS SUBJECT TO THE LIMITATION IN THIS SECTION 7.3(a). Neither the beneficiaries, the Trustee nor its agents shall be liable under this Agreement, and all parties to this Agreement shall look solely to the Trust assets for the payment of any claim under this Agreement or the performance thereof.

(b)  For purposes of determining the amount of a Loss under this Article VII only, all qualifications as to materiality or Material Adverse Effect contained in any representation or warranty shall be disregarded.

(c) Any indemnity payment made under this Agreement following the Closing shall be treated by the parties hereto as a purchase price adjustment, and the parties agree to report such payments consistent therewith.

(d) Nothing in this Article VII shall require the Trust to remain in existence after the Closing Date.

ARTICLE VIII

MISCELLANEOUS

8.1   Survival.  Other than the Purchaser’s obligations under Subsection 7.1 (b.)(iii) survival of which shall not be limited, the representations and warranties of the parties contained in this Agreement and the Ancillary Agreements and any certificate or other document provided hereunder or thereunder shall survive in full force and effect until the date which is ninety (90) days following the Closing Date; provided, however, that any representation or warranty that would otherwise terminate in accordance with this sentence will continue to survive if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given under Article VII on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article VII, but only with respect to matters described in such Claim Notice or Indemnity Notice. Nothing in this Section 8.1 shall require the Trust to remain in existence after the Closing Date.

8.2   Press Releases and Public Announcement.  Neither the Purchaser nor the Seller shall issue any press release or make any announcement relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby without the prior review and written approval of the Seller, in the case of the Purchaser, or the Purchaser, in the case of the Seller; provided, however, that if such release or announcement is required by Law, by the Liquidating Trust Agreement or stock exchange or self-regulatory organization regulation or rule in order to discharge the disclosure obligations of the Purchaser or Seller (including without limitation the Purchaser’s obligation to describe and file this Agreement with the Securities and Exchange Commission) and it is unable after good faith efforts to obtain timely the approval of the Seller or the Purchaser, as the case may be, then it may make or issue the obligatory filing, release or announcement and promptly furnish the Seller or the Purchaser, as the case may be, with a copy thereof.

8.3   No Third-Party Beneficiaries.  The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person, except for any Person entitled to indemnity hereunder.

8.4   Entire Agreement.  This Agreement (including the Exhibits and the Schedules hereto) and the Ancillary Agreements constitute the entire agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede any prior understandings, agreements or representations by or between the parties hereto, written or oral, with respect to such subject matter.

8.5   Succession and Assignment.  Subject to the next sentence, this Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.  No party hereto may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the Seller, in the case of Purchaser, or the Purchaser, in the case of the Seller, except that the Purchaser may assign this Agreement or any of its rights, interests or obligations hereunder to any Affiliate of the Purchaser.

8.6   Drafting.  The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

8.7   Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if (a) delivered personally against written receipt, (b) sent by facsimile transmission, (c) mailed by registered or certified mail, postage prepaid, return receipt requested, or (d) mailed by reputable international overnight courier, fee prepaid, to the parties hereto at the following addresses or facsimile numbers:

If to the Sellers, to:

Argyce LLC
Trustee for the Genaera Liquidating Trust
 John A. Skolas, President
610 Second Street Pike
Southampton, PA 18966
Facsimile:  267-988 4082

and a copy, which shall not constitute legal notice, to:

Laberee Law PC
Peter W. Laberee
1371 Stokes Road
Unit B
Medford, NJ  08055
Facsimile: 609-654-0303

If to the Purchaser, to:

Ohr Pharmaceutical, Inc.
1245 Brickyard Road, Suite 590
Salt Lake City, Utah, 84106
Facsimile:                                801-433-2222
Attention:                                Andrew Limpert

with a copy, which shall not constitute legal notice, to:

Hahn & Hessen LLP
488 Madison Avenue
New York, NY  10022
Facsimile:                                212-478-7400
Attention:                                James Kardon

All such notices, requests and other communications will be deemed given, (w) if delivered personally as provided in this Section 8.7, upon delivery, (x) if delivered by facsimile transmission as provided in this Section 8.7, upon confirmed receipt, (y) if delivered by mail as provided in this Section 8.7, upon the earlier of the fifth Business Day following mailing and receipt, and (z) if delivered by overnight courier as provided in this Section 8.7, upon the earlier of the second Business Day following the date sent by such overnight courier and receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 8.7).  Any party hereto may change the address to which notices, requests and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner set forth herein.

8.8   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

8.9   CONSENT TO JURISDICTION AND SERVICE OF PROCESS.  EACH OF THE PARTIES HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF DELAWARE AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE LITIGATED IN SUCH COURTS.  EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 15 CALENDAR DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF EITHER PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

8.10   WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO.

8.11   Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless such amendment is in writing and signed by the Purchaser and the Seller.  No waiver by any party hereto of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  No waiver shall be valid unless such waiver is in writing and signed by the party against whom such waiver is sought to be enforced.

8.12   Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such provision or its severance herefrom and (d) in lieu of such  provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such provision as may be possible.

8.13   Expenses.  Each of the parties hereto will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, whether or not the transactions contemplated hereby and thereby are consummated.

8.14   Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.  No information contained in any particular Schedule shall be deemed to be contained in any other Schedule unless expressly included therein (by cross-reference or otherwise).

8.15   Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy available to them at law or equity.

8.16   No Successor Liability.  The Purchaser shall not be considered a successor to the Seller, any of its Affiliates or any of their respective predecessors by reason of any theory of Laws or equity.

8.17   Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

8.18   Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

GENAERA LIQUIDATING TRUST

By:      Argyce LLC, Trustee

By:
Name:John Skolas
Title:President CEO

OHR PHARMACEUTICAL INC.

By:
Name:	Andrew Limpert
Title:	President and CEO

Signature Page to Asset Purchase Agreement